Exhibit 19.1
ACUSHNET HOLDINGS CORP.
SECURITIES TRADING POLICY
Compliance with United States Securities Laws and Security Trading
This Securities Trading Policy (“Policy”) contains the following sections:
1.0    General
2.0    Definitions
3.0    Statement of Policy
4.0    Certain Exceptions
5.0    Pre-clearance of Trades and Other Procedures
6.0    10b5-1 Plans/Margin Accounts and Pledges/Short Sales
7.0    Potential Criminal And Civil Liability And/Or Disciplinary Action
8.0    Broker Requirements for Section 16 Persons
9.0    Confidentiality
10.0    Legal Effect of this Policy
1.0General
1.1Acushnet Holdings Corp. and its subsidiaries (collectively, the “Corporation”), their directors, officers and employees (collectively, “Acushnet Personnel”), family members of Acushnet Personnel and trusts, corporations and other entities controlled by any of such persons (collectively, “Insiders”) must, at all times, comply with the securities laws of the United States and all applicable jurisdictions. In addition, it is the policy of the Corporation to comply with all applicable securities laws when transacting in its own securities.
1.2Federal securities laws prohibit trading in the securities of a company on the basis of material, non-public “inside” information. These transactions are commonly known as “insider trading”. It is also illegal to recommend to others (commonly called “tipping”) that they buy, sell or retain the securities to which such inside information relates. Anyone violating these laws is subject to personal liability and could face criminal penalties, including a jail term. Federal securities law also creates a strong incentive for the Corporation to deter insider trading by its employees. In the normal course of business, Acushnet Personnel may come into possession of inside information concerning the Corporation, transactions in which the Corporation proposes to engage or other entities with which the Corporation does business. Therefore, the Corporation has established this Policy with respect to trading in its securities or securities of another company. Any violation of this Policy could subject you to disciplinary action, up to and including termination. See Section 7.
1.3This Policy concerns compliance as it pertains to the disclosure of inside information regarding the Corporation or another company and to trading in securities while in possession of such inside information. In addition to requiring that Insiders comply with the letter of the law, it is the Corporation’s policy that Insiders exercise judgment so as to also comply with the spirit of the law and avoid even the appearance of impropriety.
1.4This Policy is intended to protect Insiders and the Corporation from insider trading violations. However, the matters set forth in this Policy are guidelines only and are not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. Appropriate judgment should be exercised in connection with all securities trading. If you have specific questions regarding this Policy or applicable law, please contact the Executive Vice President and Chief Legal Officer.
2.0Definitions
2.1Family Members. For purposes of this Policy, the term “family members” includes family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Corporation’s securities are directed by you or are subject to your influence or control.
2.2Material. Information is generally considered “material” if a reasonable investor would consider it important in deciding whether to buy, sell or hold a security. The information may concern the Corporation or another company and may be positive or negative. In addition, it should be emphasized that material information does not have to relate to a company’s business; information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material. Employees should assume that information that would affect their consideration of whether to trade, or which might tend to influence the price of the security, is material.
Examples of material information include, but are not limited to:
•dividend information;
•earnings results, estimates and guidance on earnings and changes in previously released earnings results, estimates or guidance;
•a significant merger, acquisition, tender offer or divestiture proposal or agreement;
•investments, joint ventures or changes in assets;
•material new product offerings or technologies or significant news relating to product offerings or technologies;

•material developments regarding the Corporation’s material intellectual property;
•the gain or loss of a material customer or supplier;
•extraordinary management or compensation developments;
•restructuring or layoffs;
•changes in auditors or notification that the Corporation may no longer rely on such firm’s report;
•changes to capital structure or other events regarding corporation’s securities;
•material changes to existing financing arrangements or new financing arrangements;
•significant write-offs or write-downs;
•significant pending or threatened litigation, governmental investigations or regulatory proceedings;
•disruptions in the operations of the Corporation’s manufacturing assembly or distribution facilities;
•material changes to the rules of golf related to equipment;
•bankruptcy, corporate restructuring or receivership.
Information that something is likely to happen or even just that it may happen can be material. Courts often resolve close cases in favor of finding the information material. Therefore, Insiders should err on the side of caution. Insiders should keep in mind that the Securities and Exchange Commission’s (“SEC”) rules and regulations provide that the mere fact that a person is aware of the information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the information.
2.3Non-Public Information. For the purpose of this Policy, information is “Non-Public” until three criteria have been satisfied:
First, the information must have been widely disseminated. Generally, Insiders should assume that information has NOT been widely disseminated unless one or more of the following has occurred:
•it has been carried in a national “financial” news service such as the Dow Jones Broad Tape;
•it has been carried in a national “general” news service such as the Associated Press;

•it has been carried by a national television news service and/or;
•it has appeared in a publicly available filing with the SEC.
Second, the information disseminated must be some form of “official” announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated even when the information is accurate.
Third, after the information has been disseminated, a period of time must pass sufficient for the information to be absorbed by the general public. As a general rule, information may be considered fully absorbed upon the opening of the second trading day on the New York Stock Exchange after the day on which the information is disseminated in a national news medium or disclosed in a filing with the SEC.
2.4Section 16 Persons: The “Section 16 Persons” means the Corporation’s directors and officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)).
2.5Security or Securities. The term “security” or “securities” is defined very broadly by the securities laws and includes stock (common and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange- traded options), or other similar instruments.
2.6Trade or Trading. The term “trade” or “trading” means broadly any purchase, sale or other transaction to acquire, transfer or dispose of securities, including market option exercises, gifts or other contributions, exercises of stock options granted under the Corporation’s stock plans, sales of stock acquired upon the exercise of options and trades made under an employee benefit plan such as a 401(k) plan.
3.0Statement of Policy
3.1No Insider may buy or sell the Corporation’s securities at any time when the Insider has Material Non-Public Information concerning the Corporation.
3.2No Insider may buy or sell securities of another company at any time when the Insider has Material Non-Public Information about that company, including, without limitation, any of our customers or suppliers, when that information was obtained as a result of the Insider’s employment or relationship to the Corporation.
3.3No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members), and no Insider may make buy or sell recommendations on the basis of Material Non-Public Information. In addition, Insiders should take care before trading on the recommendation of others to ensure that the recommendation is not the result of an illegal “tip”.

3.4No Insider who receives or has access to the Corporation’s Material Non-Public Information may comment on stock price movements or rumors of other corporate developments (including discussions in Internet “chat rooms”) that are of possible significance to the investing public unless it is part of the Insider’s job (such as Investor Relations) or the Insider has been specifically authorized in accordance with the Corporations’ Policies and Procedures for Compliance with Regulation FD. If you comment on stock price movements or rumors or disclose Material Non-Public Information to a third party, you must contact the Executive Vice President and Chief Legal Officer immediately.
3.5In addition, it is generally the practice of the Corporation not to respond to inquiries and/or rumors concerning the Corporation’s affairs. If you receive inquiries concerning the Corporation from the media or inquiries from securities analysts or other members of the financial community, you should refer such inquiries, without comment, to the Vice President of Investor Relations and Corporate Communications (the “Investor Relations Officer”) or the Executive Vice President and Chief Legal Officer.
3.6Certain Insiders may only trade in the Corporation’s securities during the four “Window Periods” that occur each fiscal year or in connection with a registered primary or secondary underwritten offering of the Corporation. These persons must also receive pre-approval prior to any transaction. See Section 5.0.
•No Short Sales or Speculative Transactions. No Insider, whether or not he or she possesses Material Non-Public Information, may trade in options, warrants, puts and calls or similar instruments on the Corporation’s securities or sell such securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery). Such activities may put the personal gain of the Insider in conflict with the best interests of the Corporation and its securityholders or otherwise give the appearance of impropriety. No Acushnet Personnel may engage in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Corporation’s equity securities.
3.7An Insider who is aware of Material Non-Public Information when he or she ceases to be an Insider, may not trade in the Corporation’s securities until that information has become public or is no longer material. In addition, this Policy continues in effect for all Permanent Restricted Persons and Other Restricted Persons until the opening of the first Window Period after termination of employment or other relationship with the Corporation, except that, unless notified otherwise by the Corporation, the pre-clearance requirements set forth in Section 5.0 continue to apply to Permanent Restricted Persons for six months after the termination of their status as a Permanent Restricted Person. See Section 5.3.

4.0Certain Exceptions
The prohibition on trading in the Corporation’s securities set forth in Section 3.0 above does not apply to:
•Transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•The exercise of stock options pursuant to our stock plans; however, the sale of any such stock acquired upon such exercise, including as part of a cashless exercise of an option, is subject to this Policy.
•The exercise of a tax withholding right pursuant to which you elect to have the Corporation withhold shares of restricted stock, shares underlying restricted stock units or performance stock units or shares subject to an option to satisfy tax withholding requirements.
•The execution of transactions pursuant to a trading plan that complies with SEC Rule 10b5-1 and which has been approved by the Corporation. See Section 6.1.
•To the extent the Corporation offers its securities as an investment option in the Corporation’s 401(k) plan, the purchase of stock through the Corporation’s 401(k) plan through regular payroll deductions; however, the sale of any such stock and the election to transfer funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
•To the extent the Corporation offers its securities as an investment option in an employee stock purchase plan, the purchase of stock through the Corporation’s employee stock purchase plan; however, the sale of any such stock and changing instructions regarding the level of withholding contributions which are used to purchase stock is subject to this Policy.
•To the extent the Corporation offers a dividend reinvestment plan (“DRIP”), the purchase of stock through the DRIP resulting from reinvestment of dividends paid on the Corporation’s securities; however, (i) a voluntary purchase of the Corporation’s securities that results from additional contributions a participant chooses to make to the DRIP, and to a participant’s election to participate, cease participation or otherwise alter his or her participation in the DRIP, and (ii) a participant’s sale of any of the Corporation’s securities purchased pursuant to the DRIP, are subject to this Policy.
5.0Pre-clearance of Trades and Other Procedures
5.1Applicability. Section 16 Persons, family members of Section 16 Persons and trusts, corporations and other entities controlled by Section 16 Persons (collectively, “Permanent

Restricted Persons”) as well as certain other persons described in Section 5.2 must obtain the advance approval of the Executive Vice President and Chief Legal Officer in accordance with Section 5.3 before effecting transactions in the Corporation’s securities, including any exercise of an option (whether cashless or otherwise), gifts, loans, pledges, rights or warrant to purchase or sell such securities, contribution to a trust or other transfers, whether the transaction is for the individual’s own account, one over which he or she exercises control or one in which he or she has a beneficial interest.
5.2Other Restricted Persons. From time to time, the Corporation will notify persons other than Permanent Restricted Persons that they are subject to the pre-clearance requirements set forth in Section 5.3 if the Corporation believes that, in the normal course of their duties, they are likely to have regular access to Material Non-Public Information (“Other Restricted Persons”). Examples of such persons that may be included are: other corporate officers and employees such as those working in Sales and Marketing, Legal, Finance, Information Technology and Corporate Development Departments, family members of any of such persons and trusts, corporations and other entities controlled by any of such persons, and certain key support employees. Occasionally, certain individuals may have access to Material Non-Public Information for a limited period of time. During such a period, such persons may be notified that they are also Other Restricted Persons who will be subject to the pre-clearance requirements set forth in Section 5.3.
5.3Procedures. Subject to Section 6.1, Permanent Restricted Persons and Other Restricted Persons should submit a request for pre-clearance to the Executive Vice President and Chief Legal Officer at least two business days in advance of the proposed transaction (two weeks in the case of using shares as collateral for a loan (see Section 6.2)) and by completing the attached “Request for Approval” form. Approval must be in writing, dated and signed, specifying the securities involved. Approval for transactions and pledges of the Corporation’s securities will generally be granted only during a Window Period (described in Section 5.4 below) and the transaction may only be performed during the Window Period in which the approval was granted and in any event within two business days from the date of approval. Unless notified otherwise by the Corporation, Permanent Restricted Persons must comply with these pre-clearance requirements for six months after the termination of their status as a Permanent Restricted Person.
5.4Window Periods. The Corporation has established four “windows” of time during the fiscal year during which Request for Approval forms may be approved and transactions and pledges may be performed (“Window Periods”). Each Window Period begins with the second trading day on the New York Stock Exchange after the day on which the Corporation makes a public news release of its quarterly or annual earnings for the prior fiscal quarter or year. That same Window Period closes at the close of trading on the last trading day that is two weeks prior to the end of the then current fiscal quarter. After the close of the Window Period, except as set forth in Section 4.0 above, Permanent Restricted Persons and Other Restricted Persons may not trade in any of the

Corporation’s securities. The prohibition against trading while aware of, or tipping of, Material Non-Public Information applies even during a Window Period. For example, if during a Window Period, a material acquisition or divestiture is pending or a forthcoming publication in the financial press may affect the relevant securities market, you may not trade in the Corporation’s securities. You must consult the Executive Vice President and Chief Legal Officer whenever you are in doubt.
5.5Suspension of Trading. From time to time, the Corporation may require that directors, officers, selected employees and/or others suspend trading in the Corporation’s securities because of developments that have not yet been disclosed to the public. All those affected shall not trade in our securities while the suspension is in effect, and shall not disclose to others that we have suspended trading for certain individuals. Though these blackouts generally will arise because the Corporation is involved in a highly- sensitive transaction, they may be declared for any reason. If the Corporation declares a blackout to which you are subject, a member of the legal department will notify you when the blackout begins and when it ends.
5.6Notification of Window Periods. In order to assist you in complying with this Policy, the Corporation will deliver an e-mail (or other communication) notifying all Section 16 Persons and all other Acushnet Personnel designated as Other Restricted Persons when the Window Period has opened and when the Window Period is about to close. The Corporation’s delivery or nondelivery of these e-mails (or other communication) does not relieve you of your obligation to only trade in the Corporation’s securities in full compliance with this Policy.
5.7Hardship Exemptions. Those subject to the Window Periods or a blackout pursuant to Section 5.5 may request a hardship exemption for periods outside the Window Periods or during a blackout, as applicable, if they are not in possession of Material Non-Public Information and are not otherwise prohibited from trading pursuant to this Policy. Hardship exemptions are granted infrequently and only in exceptional circumstances. Any request for a hardship exemption should be made to the Executive Vice President and Chief Legal Officer.
6.010b5-1 Plans/Margin Accounts and Pledges/Short Sales
6.110b5-1 Trading Plans. A 10b5-1 trading plan is a binding, written contract between you and your broker that specifies the price, amount, and date of trades to be executed in your account in the future, or provides a formula or mechanism that your broker will follow. A 10b5-1 trading plan can only be established when you do not possess Material Non- Public Information. Therefore, Insiders cannot enter into these plans at any time when in possession of Material Non-Public Information and, in addition, persons subject to the pre-clearance requirements of this Policy described in Section 5.0 cannot enter into these plans outside Window Periods. In addition, a 10b5-1 trading plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. All 10b5-1 trading plans must be established in good faith, and individuals must act in good faith with respect to the plan for the duration thereof.

You have an affirmative defense against any claim by the SEC against you for insider trading if your trade was made under a 10b5-1 trading plan that you entered into when you were not aware of Material Non-Public Information. The rules regarding 10b5-1 trading plans are complex and you must fully comply with them. You should consult with your legal advisor before proceeding.
Each Insider must pre-clear with the Executive Vice President and Chief Legal Officer its proposed 10b5-1 trading plan prior to the establishment of such plan. The Corporation reserves the right to withhold pre-clearance of any 10b5-1 trading plan that the Corporation determines is not consistent with the rules regarding such plans.
Notwithstanding any pre-clearance of a 10b5-1 trading plan, the Corporation assumes no liability for the consequences of any transaction made pursuant to such plan.
For a trading plan adopted by a person other than the issuer of the security covered by the trading plan to qualify as a Rule 10b5-1 trading plan, such a trading plan must satisfy the following conditions, among others as prescribed by Rule 10b5-1:
•The trading plan must specify the dates, prices and amounts of the contemplated trades, or establish a formula or mechanism for determining the dates, prices and amounts, or must not permit the person for whose account purchases or sales of securities will be made under the trading plan (such person, the “Plan Owner”) to subsequently exercise an influence over how, when or whether to purchase or sell any securities covered by the trading plan (i.e. discretion on these matters is delegated to an independent third party under the trading plan);
•The trading plan must provide for a “cooling-off period” after the adoption of the trading plan during which no trade may occur under the trading plan. For this purpose, the “cooling-off period” for Section 16 Persons is a minimum of 90 days and a maximum of 120 days1, and the “adoption of a trading plan” includes any modification or change to the amount, price, or timing of trades under the trading plan;
•If the trading plan is a written plan and the Plan Owner is a director or officer of the issuer of the securities, the trading plan must include certain representations required by Rule 10b5-1;
•No person entering into a trading plan may have a separate trading plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy Rule 10b5-1, (ii) maintain another trading plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing plan have been completed or expire without completion and the applicable waiting period is satisfied treating the termination of the earlier-commencing plan as the date of adoption of the later-commencing plan, or (iii) adopt a second plan that allows only sales that are necessary to satisfy tax
1 If the issuer files a 10-K or 10-Q with financial results between days 90 and 120, trading under the plan may commence on the 2nd business day after such filing.

withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales; and
•No person may adopt a trading plan that contemplates only a single transaction if such person had adopted a plan contemplating only a single transaction within the prior 12 months.
If you enter into a 10b5-1 trading plan, your 10b5-1 trading plan should also be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements. Even though transactions executed in accordance with a properly formulated 10b5-1 trading plan are exempt from the insider trading rules, the trades may nonetheless occur at times shortly before we announce material news, and the investing public and media may not understand the nuances of trading pursuant to a 10b5-1 trading plan. This could result in negative publicity for you and the Corporation if the SEC or the New York Stock Exchange were to investigate your trades.
For Insiders, any modification or termination of a pre-approved 10b5-1 trading plan requires pre-clearance by the Executive Vice President and Chief Legal Officer. In addition, any modification of a pre-approved 10b5-1 trading plan must occur before you become aware of any Material Non-Public Information and must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are subject to Window Period restrictions, must take place during a Window Period.
Transactions effected pursuant to a pre-cleared 10b5-1 trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.
Finally, if you are a Section 16 Person, 10b5-1 trading plans require special care. Because in a 10b5-1 trading plan you can specify conditions that trigger a purchase or sale, you may not even be aware that a transaction has taken place and you may not be able to comply with the SEC’s requirement that you report your transaction to the SEC within two business days after its execution. Therefore, for Section 16 Persons, a transaction executed according to a 10b5-1 trading plan is not permitted unless the 10b5- 1 trading plan requires your broker to notify the Corporation before the close of business on the day of the execution of the transaction. See Section 8.0.
6.2Margin Accounts and Pledges. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Accordingly, if you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of Material Non-Public Information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of Material Non-Public Information. Similar cautions apply to a bank or other loans for which you have pledged stock as collateral.
Therefore, no Acushnet Personnel, whether or not in possession of Material Non-Public Information, may purchase the Corporation’s securities on margin, or borrow against any account in which the Corporation’s securities are held, or pledge the Corporation’s securities as collateral for a loan, without first obtaining pre-clearance. Request for approval must be submitted to the Executive Vice President and Chief Legal Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge. The Executive Vice President and Chief Legal Officer is under no obligation to approve any request for pre-clearance and may determine not to permit the arrangement for any reason. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to, the percentage amount that the securities being pledged represent of the total number of our securities held by the person making the request and the financial capacity of the person making the request. Notwithstanding the pre- clearance of any request, the Corporation assumes no liability for the consequences of any transaction made pursuant to such request.
7.0Potential Criminal And Civil Liability And/Or Disciplinary Action
7.1Individual Responsibility. Each Insider is individually responsible for complying with the securities laws and this Policy, regardless of whether the Corporation has prohibited trading by that Insider or any other Insiders. Trading in securities during the Window Periods and outside of any suspension periods should not be considered a “safe harbor”. We remind you that, whether or not during a Window Period, you may not trade securities on the basis of Material Non-Public Information.
You should also bear in mind that any proceeding alleging improper trading will necessarily occur after the trade has been completed and is particularly susceptible to second-guessing with the benefit of hindsight. Therefore, as a practical matter, before engaging in any transaction you should carefully consider how enforcement authorities and others might view the transaction in hindsight. Further, whether or not you possess Material Non-Public Information, it is advisable that you invest in the Corporation’s securities or the securities of any company that has a substantial relationship with the Corporation from the perspective of a long term investor who would like to participate over time in the Corporation’s or such company’s earnings growth.
7.2Controlling Persons. The securities laws provide that, in addition to sanctions against an individual who trades illegally, penalties may be assessed against what are known as “controlling persons” with respect to the violator. The term “controlling person” is not defined, but includes employers (i.e., the Corporation), its directors, officers and managerial and supervisory personnel. The concept is broader than what would normally be encompassed by a reporting chain. Individuals may be considered “controlling persons” with respect to any other individual whose behavior they have the power to influence. Liability can be imposed only if two conditions are met. First, it must be shown that the “controlling person” knew or recklessly disregarded the fact that a violation was likely. Second, it must be shown that the “controlling person” failed to take appropriate steps to prevent the violation from occurring. For this reason, the Corporation’s supervisory personnel are directed to take appropriate steps to ensure that those they supervise, understand and comply with the requirements set forth in this Policy.
7.3Potential Sanctions.
(i)Liability for Insider Trading and Tipping. Insiders, controlling persons and the Corporation may be subject to civil penalties, criminal penalties and/or jail for trading in securities when they have Material Non-Public Information or for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-Public Information, or to whom they have made recommendations or expressed opinions on the basis of such information about trading securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.
(ii)Possible Disciplinary Actions. Acushnet Personnel who violate this Policy will be subject to disciplinary action, up to and including termination of employment for cause, whether or not the Acushnet Personnel’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.
7.4Questions and Violations. Anyone with questions concerning this Policy or its application should contact the Executive Vice President and Chief Legal Officer. Any violation or perceived violation should be reported immediately to the Executive Vice President and Chief Legal Officer.
8.0Broker Requirements for Section 16 Persons
The timely reporting of transactions requires tight interface with brokers handling transactions for our Section 16 Persons. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the Section 16 Persons of the Corporation with the requirements of Section 16 of the Exchange Act, brokers of Section 16 Persons need to comply with the following requirements:
•Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Corporation that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144), and

•To report before the close of business on the day of the execution of the transaction to the Corporation by telephone and in writing via e-mail to the Executive Vice President and Chief Legal Officer, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Corporation’s stock, including gifts, transfers, pledges and all 10b5-1 transactions.
Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Corporation.
9.0Confidentiality
No Acushnet Personnel should disclose any Non-Public Information to non-Acushnet Personnel (including to family members), except when such disclosure is needed to carry out the Corporation’s business and then only when the Acushnet Personnel disclosing the information has no reason to believe that the recipient will misuse the information. When such information is disclosed, the recipient must be told that such information may be used only for the business purpose related to its disclosure and that the information must be held in confidence. Acushnet Personnel should disclose Non-Public Information to other Acushnet Personnel only in the ordinary course of business, for legitimate business purposes and in the absence of reasons to believe that the information will be misused or improperly disclosed by the recipient. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information and Non-Public Information should not be discussed with any person within the Corporation under circumstances where it could be overheard. See also, Controlling Persons, Section 7.2.
In addition to other circumstances where it may be applicable, this confidentiality policy must be strictly adhered to in responding to inquiries about the Corporation that may be made by the press, securities analysts or other members of the financial community. It is important that responses to any such inquiries be made on behalf of the Corporation by a duly designated officer. Accordingly, Acushnet Personnel should not respond to any such inquiries and should refer all such inquiries to the Corporation’s Investor Relations Officer or the Executive Vice President and Chief Legal Officer. See also, Statement of Policy, Sections 3.4 and 3.5.
10.0Legal Effect of this Policy
The Corporation’s Policy with respect to insider trading and the disclosure of confidential information, and the procedures that implement this Policy, are not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact specific and evolving. Certain of the procedures are designed to prevent even the appearance of impropriety and in some respects may be more restrictive than the securities laws. Therefore, these procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

ACUSHNET HOLDINGS CORP.
ACKNOWLEDGMENT CONCERNING SECURITIES TRADING POLICY
We ask that you acknowledge that you have received and read this Securities Trading Policy. Acushnet Holdings Corp. may ask you to re-submit this acknowledgement on an annual basis or whenever the Securities Trading Policy is significantly updated.
By my signature below, I acknowledge that I have read and received Acushnet Holdings Corp.’s Securities Trading Policy.

Signature:
Name (printed):
Date:

REQUEST FOR APPROVAL TO TRADE ACUSHNET HOLDINGS CORP. SECURITIES
Type of Security
Common stock
Number of Shares ______________ Proposed Date of Transaction    ____________________
Type of Transaction
Purchase
Sale
Gift
Other
Broker Contact Information
    Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Fax            ___________________________________________
    Account Number    ___________________________________________
Status (check all applicable boxes)
Executive/Section 16 Officer
Board Member
Filing Information (check all applicable boxes and complete blanks)
Is a Form 144 Necessary? Rule 144 requires pre-notification of Section 16 officer sales.
Date of filing of last Form 144 _____________________________________
I am not currently in possession of any material non-public information relating to Acushnet Holdings Corp. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to completing the above transaction if material non-public information regarding Acushnet Holdings Corp. arises and, in the reasonable judgment of Acushnet Holdings Corp., the completion of my trade would be inadvisable. I understand that ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.
Signature _____________________________    Date ________________________
Print Name ____________________________
Telephone Number Where You May Be Reached ________________________

Request Approved (transaction must be completed during the Window Period (as defined in Section 5.4 of Acushnet Holdings Corp. Securities Trading Policy) in which this approval was granted and in any event within two business days after approval). Approved trading period: _____________________
Request Denied
Request Approved with the following modification __________________________

Signature _____________________________    Date _____________________________